Exhibit 99.1

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL LAND REVISES 2003 THIRD QUARTER RESULTS

Estimated 2003 Net Income Range Increased to $1.50 to $1.60 Per Unit

VALENCIA, California, October 31, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that it has revised its 2003 third quarter results and estimate for 2003 net income.

The revision was made to reflect the Financial Accounting Standards Board’s decision on October 29, 2003 to defer indefinitely the implementation date for reporting at fair value minority interests in certain consolidated entities which previously was effective beginning in the third quarter of 2003.  As Newhall Land had adopted timely the required provisions of Statement of Financial Accounting Standards Number 150 (SFAS No. 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in the third quarter of 2003, the Company now is required to reissue such financial statements, removing a $4.1 million non-cash charge from income previously reported.

For the three months ended September 30, 2003, revised net income was $6.9 million, or $0.29 per partnership unit, compared with $6.7 million, or $0.27 per partnership unit, reported for the third quarter of 2002.  Revenues for the 2003 third quarter totaled $39.5 million compared to $58.2 million in revenues for the same period in 2002 and are unchanged from previously reported results.  Revised net income for the first nine months of 2003 was $20.1 million, or $0.84 per partnership unit, compared to $27.2 million, or $1.11 per partnership unit, for the corresponding nine month period in 2002.  Revenues reported for the first nine months of 2003 and 2002 remain unchanged at $127.5 million and $162.2 million, respectively.

OUTLOOK

Based upon projected results for the balance of the year and the previously reported cash payment received under the terms of the settlement of the oil and gas litigation, the Company now expects net income for 2003 to range from $1.50 to $1.60 per unit.  This is an increase over the previously reported range for this year’s earnings of $1.35 to $1.45 per unit and takes into consideration the indefinite deferral of SFAS No. 150.  Outlook for the year reflects the forecasted sale of about 793 residential lots with an estimated combined sales price of approximately $67 million and up to 56 acres of commercial and industrial land with a combined expected sales value of $44 million for 2003.  The Company’s portfolio of income-producing properties is expected to contribute approximately $8 million to earnings in 2003, after deductions for administrative expenses and depreciation.  Net operating income from the income-producing portfolio, which is the industry-accepted performance measure for such assets, is expected to be approximately $20 to $21 million for 2003.  Net operating income represents earnings from the income portfolio before deductions for administrative expenses and depreciation, but after accounting for approximately $700,000 in projected start-up expenses for the Tournament Players Club at Valencia golf course in 2003.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

OPERATING RESULTS ATTACHED

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, fires, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

The Newhall Land and Farming Company	Consolidated Statements of Income
(in thousands, except per unit)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002
Revenues

Real estate

Residential land sales	$9,344	$37,761	$60,101	$82,536
Industrial and commercial sales	13,241	3,331	23,247	34,894
Commercial operations
Income-producing properties	10,940	9,700	30,314	29,171
Valencia Water Company	4,736	4,427	10,681	10,706
	38,261	55,219	124,343	157,307

Agriculture operations	1,244	2,971	3,154	4,902

Total revenues	$39,505	$58,190	$127,497	$162,209

Contribution to income

Real estate

Residential land sales	$6,722	$12,338	$28,794	$26,403
Industrial and commercial sales	6,841	121	6,637	14,857
Community development	(3,581)	(5,933)	(10,040)	(13,652)
Commercial operations
Income-producing properties	1,715	3,121	6,449	9,300
Valencia Water Company	1,048	981	1,681	2,157
	12,746	10,628	33,521	39,065

Agriculture operations	399	(296)	993	(29)

General and administrative expense	(5,262)	(2,980)	(12,299)	(9,329)

Operating income	7,882	7,352	22,215	29,707

Interest and other, net	(948)	(685)	(2,157)	(2,542)

Net income	$6,934	$6,667	$20,058	$27,165

Net income per unit	$0.29	$0.28	$0.86	$1.13

Net income per unit – diluted	$0.29	$0.27	$0.84	$1.11

Weighted average number of units used in computing per unit amounts:

Net income per unit	23,600	24,013	23,388	24,100
Net income per unit – diluted	24,131	24,286	23,766	24,486

Cash distributions per unit
Regular	$0.10	$0.10	$0.30	$0.30
Special	—	—	—	0.13

The Newhall Land and Farming Company	Consolidated Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS

Cash and cash equivalents	$68,793	$25,403

Accounts and notes receivable	8,356	6,131

Land under development	38,537	47,428

Land held for future development	19,053	19,154

Income-producing properties, net	170,550	159,971

Property and equipment, net	78,503	76,449

Investment in joint venture	1,366	1,199

Other assets and deferred charges	28,648	23,890

	$413,806	$359,625

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable	$42,642	$35,948

Accrued expenses	57,830	43,119

Deferred revenues	29,818	22,696

Mortgage and other debt	65,118	60,037

Advances and contributions from developers for utility construction	40,131	38,490

Other liabilities	24,417	23,639

Total liabilities	259,956	223,929

Partners’ capital

23,913 units outstanding, excluding 12,859 units in treasury (cost-$325,157), at September 30, 2003 and 23,518 units outstanding, excluding 13,254 units in treasury (cost-$330,358), at December 31, 2002	155,128	136,974

Accumulated other comprehensive income	(1,278)	(1,278)
	153,850	135,696

	$413,806	$359,625

The Newhall Land and Farming Company	Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$20,058	$27,165

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	9,763	8,561
Increase in land development inventories	(31,830)	(68,412)
Cost of sales and other inventory changes	40,823	70,739
(Increase) decrease in accounts and notes receivable	(2,225)	3,106
Increase in accounts payable and accrued expenses	21,405	10,466
Increase in deferred revenues	7,122	20,519
Cost of property sold	1,537	127
Other, net	(4,051)	673

Net cash provided by operating activities	62,602	72,944

CASH FLOWS FROM INVESTING ACTIVITIES

Development of income-producing properties	(19,015)	(11,968)
Purchase of property and equipment	(4,906)	(6,802)
Investment in joint venture	(167)	(509)

Net cash used in investing activities	(24,088)	(19,279)

CASH FLOWS FROM FINANCING ACTIVITIES

Distributions paid	(7,048)	(10,398)
Increase in lines of credit/VTC revolver	—	(23,700)
Increase (decrease) in mortgage and other debt	5,081	(2,930)
Increase in advances and contributions from developers for utility construction	1,641	4,185
Purchase of partnership units	(8,787)	(14,959)
Issuance of partnership units	13,988	2,406

Net cash provided by (used in) financing activities	4,875	(45,396)

Net increase in cash and cash equivalents	43,390	8,269

Cash and cash equivalents, beginning of period	25,403	3,050

Cash and cash equivalents, end of period	$68,793	$11,319